Filed pursuant to Rule 424(b)(3)

Registration No. 333-237762

PROSPECTUS SUPPLEMENT No. 56

(to Prospectus dated April 28, 2020)

PARKERVISION, INC.

16,809,295 Shares of Common Stock

This Prospectus Supplement relates to the prospectus dated April 28, 2020, as amended and supplemented from time to time (the “Prospectus”), which permits the resale by the selling stockholders listed in the Prospectus of up to 16,809,295 shares of our common stock, par value $0.01 per share (“Common Stock”) consisting of (i) up to 4,961,538 shares of Common Stock issuable upon conversion of, and for the payment of interest from time to time at our option, for a convertible promissory note dated September 13, 2019 which has a fixed conversion price of $0.10 per share and convertible promissory notes dated January 8, 2020 which have a fixed conversion price of $0.13 per share (the “Notes”), (ii) an aggregate of 3,907,331 shares of Common Stock issued pursuant to securities purchase agreements dated January 9, 2020, January 15, 2020, March 5, 2020 and March 19, 2020, (iii) an aggregate of 2,740,426 shares of Common Stock issued as payment for services and repayment of short-term loans and other accounts payable, including interest, (iv) up to 5,000,000 shares of Common Stock issuable upon exercise of a five-year warrant with an exercise price of $0.74 per share, subject to adjustment and issued pursuant to a warrant agreement with Aspire Capital Fund LLC (“Aspire”) and (v) up to 200,000 shares of Common stock issuable upon exercise of a three-year warrant with an exercise price of $1.00 per share, subject to adjustment and issued pursuant to a warrant agreement with Tailwinds Research Group LLC (“Tailwinds”).

We will not receive proceeds from the sale of the shares of Common Stock by the selling stockholders. To the extent the Aspire and Tailwinds warrants are exercised for cash, we will receive up to an aggregate of $3,900,000 in gross proceeds. We expect to use proceeds received from the exercise of the Aspire and Tailwinds warrants, if any, for general working capital and corporate purposes.

This Prospectus Supplement is being filed to update and supplement the information previously included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 31, 2024.  Accordingly, we have attached the 8-K to this prospectus supplement.  You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.  Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

Our Common Stock is listed on the OTCQB Venture Capital Market under the ticker symbol “PRKR.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC nor any such authority has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 31, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 24, 2024

PARKERVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	000-22904	59-2971472
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4446-1A Hendricks Avenue Suite 354, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

(904) 732-6100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01.       Entry into a Material Definitive Agreement.

On December 24, 2024 ParkerVision, Inc. (the “Company”) entered into securities purchase agreements (the “Purchase Agreement”) with accredited investors which provides for the sale of an aggregate of 5,958,402 unregistered shares of ParkerVision common stock, $0.01 par value (“Shares”) and 1,000,0000 warrants ("Warrants"), at a price of $0.50 per share.  On December 30, 2024, the Company entered into a Purchase Agreement with an accredited investor which provides for the sale of 4,041,598 Shares and 1,000,000 Warrants, also at a price of $0.50 per share.  The accredited investors are identified on Exhibit 10.4 hereof (the "Investors").  The Warrants are exercisable for a period of five years at an exercise price of $0.50 per share.  The Purchase Agreement contains customary representations and warranties of the Investors.  The aggregate proceeds from the sale of Shares of $5,000,000 will be used to fund the Company's operations, including litigation-related expenses.

The Company also entered into registration rights agreements (the “Registration Rights Agreement”) with the Investors pursuant to which the Company will register the shares of Common Stock and the shares underlying the Warrants.  The Company has committed to file the registration statement no later than April 15, 2025, and to cause the registration statement to become effective by May 20, 2025, or, in the event of a full review by the Securities and Exchange Commission, no later than July 14, 2025.  The Registration Rights Agreement provides for liquidated damages upon the occurrence of certain events including failure by the Company to file the registration statement or cause it to become effective by the deadlines set forth above.  The amount of the liquidated damages is 1.0% of the aggregate subscription amount paid by the Investors upon the occurrence of the event, and monthly thereafter, up to a maximum of 6%, or $300,000.

The Shares and Warrants were offered and sold solely to accredited investors on a private placement basis under Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

The foregoing summaries of the Purchase Agreement, the Registration Rights Agreement, and the Warrant are qualified in their entirety by reference to the full text of the agreements, which are attached as part of Exhibits 10.1, 10.2, and 10.3 hereto and are incorporated herein by reference.

Item 3.02.       Unregistered Sales of Equity Securities.

The disclosures included in Item 1.01 are incorporated herein by reference to the extent required.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
10.3	Form of Warrant
10.4	Schedule of Investors

104	Cover Page Interactive Data File (embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 31, 2024
PARKERVISION, INC.

By /s/ Cynthia French
Cynthia French
Chief Financial Officer